                                                                 EXHIBIT 10.24
                                 EMPLOYMENT AGREEMENT
                                    OF NATHAN HOD
                                         WITH
                                   DSPC ISRAEL LTD.


     THIS EMPLOYMENT AGREEMENT (this "Agreement") made and entered into effective as of this 1st day of January, 1998, by and between DSPC ISRAEL LTD., an Israeli company (the "Corporation"), and NATHAN HOD (hereinafter "Hod").

                                       RECITALS

     A. On May 1, 1994, Hod and DSP Telecom, Inc., a California corporation and an affiliate of the Corporation ("DSPT"), entered into an Employment Agreement, as amended effective as of November 1, 1995 (as so amended, the "Employment Agreement"), for the provision by Hod of certain services to DSPT.

     B. On November 5, 1997, Hod was appointed as Chairman of the Board of the parent corporation of DSPT and the Corporation, DSP Communications, Inc. ("DSPC"). In addition, Hod has relocated his residence from California to Israel on or about January 1, 1998 and has become an employee of the Corporation effective as of the date hereof.

     C. In connection with Hod's appointment as Chairman of DSPC and his relocation to Israel, DSPT and Hod wish to terminate the Employment Agreement, and the Corporation and Hod desire to enter into this Agreement according to the terms and conditions set forth below.

                                      AGREEMENT

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   EMPLOYMENT DUTIES.

          a. GENERAL. The Corporation hereby agrees to employ Hod, and Hod hereby agrees to accept employment with the Corporation, on the terms and conditions hereinafter set forth.

          b.   CORPORATION'S DUTIES.   The Corporation shall allow Hod to, and
Hod shall, perform responsibilities normally incident to his position as Chairman of the Board and Chief Executive Officer of both the Corporation and DSPC, commensurate with his background, education, experience and professional standing. The Corporation shall provide Hod with a private office, stenographic help, office equipment, supplies, customary services and cooperation suitable for the performance of his duties. These duties shall be performed primarily in Israel.

          c. HOD'S DUTIES. Unless otherwise agreed to by the parties, Hod shall serve as the Chairman of the Board and Chief Executive Officer of both the Corporation and DSPC. Hod shall devote his full productive time, attention, energy, and skill to the business of the Corporation and DSPC during the employment term set forth below, and shall not become engaged to render similar services on behalf of any other entity while employed hereunder, without the prior written consent of the Corporation's Board of Directors, except that he is allowed to serve as the Chairman of the Board of Nogatech, Inc. Hod shall report directly to DSPC's Board of Directors. Hod shall inform the Board of Directors of any positions that he takes in any corporation other than DSPC. Hod, however, shall be allowed to perform services for the Corporation's other affiliates, including, without limitation, DSP Telecommunications, Ltd, CTP Systems, Ltd, DSP Telecom, Inc., DSPC Japan, Inc., and CTP Systems, Inc. Notwithstanding Hod's executive offices or titles in DSPC or any of DSPC's subsidiaries or other affiliates, Hod shall have the authority to conclude contracts in the name of any such company only to the extent that such authority does not cause (i) any Israeli company to have a permanent establishment in the United States for purposes of any tax treaty between the United States and Israel or (ii) any United States company to have a permanent establishment in Israel for purposes of any tax treaty between the United States and Israel.

          d. Hod acknowledges that his employment with the Corporation will require frequent travel spanning extended periods outside Israel. Furthermore, Hod agrees to extensive world-wide travel under his employment with the Corporation.

          e. Hod understands and acknowledges that as his position is a senior managerial position in substance, as defined in the Work and Rest Hours Law, 1951, and requires a high level of trust, the provisions of said law shall not apply to Hod and Hod agrees that he may be required to work beyond the regular working hours of the Corporation, for no additional compensation other than as specified in this Agreement.

     2.   TERM.  This Agreement shall terminate December 31, 2000, unless
(a) extended as set forth herein, or (b) terminated sooner under the terms of this Agreement. Thereafter, this Agreement may be renewed by Hod and the Board of Directors of this Corporation on such terms as the parties may agree to in writing. Absent written notice to the contrary, thirty (30) days prior to the end of the employment term, this Agreement will be renewed for consecutive one
(1) year extensions. As used herein, the term "employment term" refers to the entire period of employment of Hod hereunder, including any agreed-to extension.

     3.   COMPENSATION.  Hod shall be compensated as follows:

          a. FIXED SALARY. Hod shall receive a fixed annual gross salary of Two Hundred Fifty Thousand U.S. Dollars (US$250,000) (the "Gross Salary"), payable on a monthly basis in the equivalent amount of New Israeli Shekels according to the representative rate of the U.S. Dollar on the date of payment. The Corporation agrees to review the fixed salary following the end of each twelve (12) month period during the employment term based upon Hod's services and the Corporation's and DSPC's financial results during the calendar year, and to make such increases as may be determined appropriate in the discretion of the Corporation's Board of Directors.

          b. BONUS COMPENSATION. During the employment term, Hod shall participate in each bonus plan adopted by the Corporation's Board of Directors. Commencing in 1996, Hod shall be entitled to receive an annual bonus equal to
(i) twenty-five percent (25%) of his base salary should DSPC meet eighty percent (80%) of its plan as presented to the Board in January of each year, during the term of Hod's employment ("Yearly Plan"); (ii) fifty percent (50%) of his base salary should DSPC meet its Yearly Plan; and (iii) one hundred percent (100%) of his base salary should DSPC meet one hundred twenty percent (120%) of its Yearly Plan, with the bonus prorated if the Yearly Plan is met between eighty percent (80%) and one hundred percent (100%); or between one hundred percent (100%) and one hundred twenty percent (120%). The meeting of the Yearly Plan for purposes of this Section shall be based upon the actual revenues and earnings per share of DSPC for each applicable year (each weighted fifty percent (50%)) compared to the revenues and earnings per share projected in the Yearly Plan (with each item weighted fifty percent (50%)) and no item shall be counted if it is not at least eighty percent (80%) met. The bonus shall be payable in New Israeli Shekels according to the representative rate of the U.S. Dollar on the date of payment.

          c.   VACATION.  Hod shall accrue paid vacation at the rate of thirty
(30) days for each twelve (12) months of employment. Hod shall be compensated at his usual rate of compensation during any such vacation. Hod shall not accumulate unused vacation days for more than twenty-four (24) months of employment. Hod shall be entitled to paid national and Jewish holidays as is the law or custom in Israel.

          d.   BENEFITS.

               i. During the term of Hod's employment, Hod shall be entitled to Manager's Insurance (Bituach Menehalim) in an amount equal to 15.83% of the Gross Salary, which shall be paid monthly to said Manager's Insurance Plan directly by the Corporation. The insurance shall be allocated as follows: (i) 8.33% in respect of severance compensation, (ii) 5% in respect of pension and
(iii) 2.5% of the Gross Salary in respect of disability. An additional 5% of the Gross Salary shall be deducted by the Corporation from the monthly payment of Hod's salary as Hod's contribution to said Manager's Insurance.

               ii. The Manager's Insurance policy provided for Hod's benefit shall be registered in the Corporation's name. The contributions to the Manager's Insurance Policy shall be paid by the Corporation in lieu of any other legal obligation to make payments on account of severance or pension in respect of Hod's employment during the Employment Term. Should the provisions made for severance pay not cover the amount owed by the Corporation to Hod by law, then the Corporation shall pay Hod the difference, all in accordance with Israeli law. Hod's agreement to the last two sentences shall exempt the Corporation from the requirement to apply to the Minister of Labor and Welfare for an approval under Section 14 of the Severance Pay Law; however, should such application be deemed necessary, Hod's signature hereupon shall be deemed his consent to the Corporation's application in Hod's name in such matter.

               iii. The sums accumulated in the Manager's Insurance policy shall be transferred to Hod upon termination of his employment hereunder, unless Hod has committed an act in breach of Hod's fiduciary duty towards the Corporation, DSPC or any of its affiliates.

               iv. The Corporation shall provide and pay Hod Recreation Funds (Dme'y Havra'ah), at the rate required by law and regulations.

               v. The Corporation shall contribute to a Continuing Education Fund chosen by it for the benefit of Hod in an amount equal to 7.5% of his Gross Salary per month, subject to Hod's contribution of an additional 2.5% of his Gross Salary per month.

               vi. The Corporation and DSPC shall provide Hod with Director and Officer Insurance, if reasonably available to the Corporation and DSPC, and all of its officers and directors. Hod shall in no event receive less Director and Officer insurance coverage than that available to any other employee. The Corporation shall, at a minimum, keep in full force and effect its indemnification agreement previously entered into with Hod.

     4. EXPENSES. The Corporation shall reimburse Hod for his normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the business of the Corporation in accordance with the Corporation's general policy as adopted by the Corporation's management from time to time. As a condition of reimbursement, Hod agrees to provide the Corporation with copies of all available invoices and receipts, and otherwise account to the Corporation in sufficient detail to allow the Corporation to claim an income tax deduction for such paid item, if such item is deductible. Reimbursements shall be made on a monthly, or more frequent, basis. The Corporation shall also reimburse Hod for all professional membership dues incurred, if any; all technical books purchased by Hod; and all other expenses incurred by Hod at the Corporation's or DSPC's request.

     5. CONFIDENTIALITY AND COMPETITIVE ACTIVITIES. Hod agrees that during the employment term he is in a position of special trust and confidence and has access to confidential and proprietary information about the Corporation's business and plans. Hod agrees that he will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any similar individual or representative capacity, engage or participate in any business that is in competition, in any manner whatsoever, with the Corporation. Notwithstanding anything in the foregoing to the contrary, Hod shall be allowed to invest as a shareholder in publicly traded companies, or through a venture capital firm or an investment pool.

     For purposes of this Section 5, the term "Corporation" shall also mean DSPC or any of its subsidiaries.

     6.   TRADE SECRETS.

          a. SPECIAL TECHNIQUES. It is hereby agreed that the Corporation has developed or acquired certain products, technology, unique or special methods, manufacturing and assembly processes and techniques, trade secrets, special written marketing plans and special customer arrangements, and other proprietary rights and confidential information and shall during the employment term continue to develop, compile and acquire said items (all hereinafter collectively referred to as the "Corporation's Property"). It is expected that Hod will gain knowledge of and utilize the Corporation's Property during the course and scope of his employment with the Corporation, and will be in a position of trust with respect to the Corporation's Property.

          b. CORPORATION'S PROPERTY. It is hereby stipulated and agreed that the Corporation's Property shall remain the Corporation's sole property. In the event that Hod's employment is terminated, for whatever reason, Hod agrees not to copy, make known, disclose or use, any of the Corporation's Property without the Corporation's prior written consent. In such event, Hod further agrees not to endeavor or attempt in any way to interfere with or induce a breach of any prior proprietary contractual relationship that the Corporation may have with any employee, customer, contractor, supplier, representative, or distributor for nine (9) months after any termination of this Agreement. Hod agrees upon termination of employment to deliver to the Corporation all confidential papers, documents, records, lists and notes (whether prepared by Hod or others) comprising or containing the Corporation's Property. Hod recognizes that violation of covenants and agreements contained in this Section 6 may result in irreparable injury to the Corporation which would not be fully compensable by way of money damages.

          c. COVENANT NOT TO COMPETE. For a period of one (1) year from the date of any termination of Hod's employment with the Corporation, Hod shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, Director, or in any other individual or representative capacity, engage or participate in any activities which are the same as, or competitive with, the activities in which the Corporation is presently engaged.

          d. CORPORATION DEFINED. For purposes of this Section 6, the term "Corporation" shall also mean DSPC and any of its subsidiaries.

     7.   TERMINATION.

          a. GENERAL. The Corporation may terminate this Agreement without cause, by written notice. Hod may voluntarily terminate his employment hereunder upon ninety (90) days' advance written notice to the Corporation.

          b. TERMINATION FOR CAUSE. The Corporation may immediately terminate Hod's employment at any time for cause. Termination for cause shall be effective from the receipt of written notice thereof to Hod specifying the grounds for termination and all relevant facts. Cause shall be deemed to include: (i) material neglect of his duties or a significant violation of any of the provisions of this Agreement, which continues after written notice and a reasonable opportunity (not to exceed thirty (30) days) in which to cure;
(ii) fraud, embezzlement, defalcation or conviction of any felonious offense; or
(iii) intentionally imparting confidential information relating to the Corporation, DSPC or any of DSPC's subsidiaries, or their business to competitors or to other third parties other than in the course of carrying out
his duties hereunder.   The Corporation's exercise of its rights to terminate
with cause shall be without prejudice to any other remedy it may be entitled at law, in equity, or under this Agreement.

          c. TERMINATION UPON DEATH OR DISABILITY. This Agreement shall automatically terminate upon Hod's death. In addition, if any disability or incapacity of Hod to perform his duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of thirty (30) business days (excluding any accrued vacation) out of any one hundred twenty
(120) calendar day period, the Corporation may terminate Hod's employment upon written notice. Payment of salary to Hod during any sick leave shall only be to the extent that Hod has accrued sick leave or vacation days. Hod shall accrue sick leave at the same rate generally available to the Corporation's employees.

          d. SEVERANCE PAY. If this Agreement is terminated by the Corporation without cause pursuant to Section 7.a (above), the Corporation shall pay Hod a severance fee equal to his monthly salary at his then current rate of fixed salary compensation, multiplied by the number of full months left until December 31, 2000, during which time Hod shall remain as an employee of the Corporation in a non-policy making role, devoting substantive productive time, and his options in DSPC shall continue to vest for the period of continuous employment. The above severance fee shall be payable in accordance with the Corporation's normal payroll practices. The Corporation shall pay Hod a severance fee equal to his monthly salary at his then-current rate of fixed salary compensation, multiplied by the number six (6) if this Agreement is terminated pursuant to Section 7.b (i) (above) or if Hod or the Corporation
elects not to renew this Agreement.   The Corporation shall pay Hod a severance
fee equal to his monthly salary at his then-current rate of fixed salary compensation, multiplied by the lesser of the number eighteen (18) or the number of months left in the original term of this Agreement as set forth herein plus eight (8), if Hod voluntarily elects to terminate his employment, unless the Corporation successfully claims that a termination in accordance with Sections 7.b(ii) or (iii) is in order. There shall be no severance in the event that this Agreement is terminated in accordance with Section 7.b (ii) or (iii).

     8.   CORPORATE OPPORTUNITIES.

          a. DUTY TO NOTIFY. In the event that Hod, during the employment term, shall become aware of any material and significant business opportunity related to the business of the Corporation, DSPC or any of DSPC's subsidiaries, Hod shall promptly notify the Corporation's Directors of such opportunity. Hod shall not appropriate for himself or for any other person other than the Corporation, or any affiliate of the Corporation, any such opportunity unless, as to any particular opportunity, the Board of Directors of the Corporation fails to take appropriate action within thirty (30) days. Hod's duty to notify the Corporation and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general law of California relating to the fiduciary duties of an agent or employee.

          b. FAILURE TO NOTIFY. In the event that Hod fails to notify the Corporation of, or so appropriates, any such opportunity without the express written consent of the Corporation's Board of Directors, Hod shall be deemed to have violated the provisions of this Section notwithstanding the following:

               i. The capacity in which Hod shall have acquired such opportunity; or

               ii. The probable success in the Corporation's hands of such opportunity.

     9.   MISCELLANEOUS.

          a. ENTIRE AGREEMENT; NO DEROGATION OF RIGHTS. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters (excluding any stock option agreements with DSPC). The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement. Hod hereby agrees that the Amended and Restated Employment Agreement dated effective as of November 1, 1995, between Hod and DSPT, is terminated and is of no further force or effect effective as of January 1, 1998, subject to any salary, bonus or vacation amounts for 1997 that may have been accrued but unpaid by DSPT under the Employment Agreement. Hod agrees that the terms in this Agreement represent an improvement of the terms of his Employment Agreement with DSPT and waives any claim against DSPT or the Corporation and their affiliates of a derogation of his rights by virtue of his signing this Agreement.

          b. NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

          c. PERSONAL SERVICES. It is understood that the services to be performed by Hod hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Hod. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Corporation.

          d. SEVERABILITY. If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

          e. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel applicable to contracts between Israeli residents entered into and to be performed entirely within the State of Israel.

          f. NOTICES. All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

          g. MERGER, TRANSFER OF ASSETS, OR DISSOLUTION OF THE CORPORATION. This Agreement shall not be terminated by any dissolution of the Corporation resulting from either merger or consolidation in which the Corporation is not the consolidated or surviving corporation or a transfer of all or substantially all of the assets of the Corporation. In such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets.



                    (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.)

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

DSPC ISRAEL LTD.,
an Israeli company
11 Ben Gurion Street
Givat Shmuel 51905, ISRAEL

By:/s/ Gerald Dogon                          /s/ Nathan Hod
   -------------------------------           ---------------------------------
                                             NATHAN HOD

Name: GERALD DOGON
     -----------------------------           ---------------------------------
Title:    EVP and CFO                        (Address)
     -----------------------------

                                             ---------------------------------



The undersigned, DSP Telecom, Inc., a California corporation, hereby agrees that the Amended and Restated Employment Agreement dated effective as of November 1, 1995, between DSP Telecom, Inc. and Nathan Hod, is hereby terminated and is of no further force and effect as of January 1, 1998, subject to any salary, bonus or vacation amounts for 1997 that may have been accrued but unpaid by DSP Telecom, Inc. under the Employment Agreement.

Dated:     January 1, 1998
      ---------------------------


DSP TELECOM, INC.,
a California corporation
20300 Stevens Creek Blvd, 4th Floor
Cupertino, California  95014


By:/s/ Stephen P. Pezzola
   ------------------------------
   STEPHEN P. PEZZOLA
   General Counsel and Secretary